FINDWHAT.COM, INC.
                              121 West 27th Street
                                    Suite 903
                            New York, New York 10001


                                                               November 12, 1999


VIA EDGAR
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  Withdrawal of Registration Statement on Form 10-SEC File no. 0-27331

Gentlemen:

     Reference is made to the Registration Statement on Form 10 (SEC File no 0-27331) (the "Registration Statement") of FindWhat.com, Inc. (the "Company"), initially filed with the Securities and Exchange Commission on September 14, 1999. The Company hereby respectfully requests that the Registration Statement be withdrawn.

                                        Very truly yours,


                                        Find What.Com, Inc.


                                        /s/  Robert D. Brahms
                                             -------------------------
                                        By:  Robert D. Brahms
                                        Chief Executive Officer


cc:  David M. Lynn, Esq.
     John G. Saia
     Jorge Bonilla